Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS SOLID FISCAL 2013 FIRST QUARTER

•	Net income for the quarter was $11.8 million, or $0.40 per diluted share; excluding certain items, net income was $14.6 million, or $0.50 per diluted share

•	Volume increased in all three regions during the quarter

•	Company reaffirms full-year fiscal 2013 net income guidance, excluding certain items, to be in the range of $2.14 to $2.19 per diluted share

AKRON, Ohio - January 3, 2013 - A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal 2013 first quarter ended November 30, 2012.

Summary of First-Quarter Results

(In Millions, Except EPS)	Q1 FY13	Q1 FY12	$ Change	% Change
Volume (lbs)	481.0	456.3	24.7	5%
Net Sales	$540.6	$517.3	$23.3	4%
Net Income Attributable to A. Schulman, Inc.	$11.8	$13.6	$(1.8)	(13)%
Adjusted Net Income Attributable to A. Schulman, Inc.*	$14.6	$15.3	$(0.7)	(4)%
EPS as Reported	$0.40	$0.46	$(0.06)	(13)%
EPS as Adjusted*	$0.50	$0.52	$(0.02)	(4)%

*The Company provides adjusted net income attributable to A. Schulman, Inc. exclusive of certain items such as costs related to acquisitions, restructuring-related expenses and asset write-downs, which are considered relevant to aid analysis and understanding of the Company's results and business trends. Adjusted net income is a non-GAAP measure, see note later in release about the use of non-GAAP financial measures.

The Company reported net income for the first quarter of $11.8 million, or $0.40 per diluted share, a 13% decline compared with the prior-year period. The translation effect of foreign currencies negatively impacted net income for the quarter by $0.5 million, or approximately $0.02 per diluted share.

The Company's net sales improvement was a result of volume increases in all regions. The Americas segment experienced an overall volume increase of 13.8%, related to improvement across all product families. Incremental net sales from the recent acquisition of ECM Plastics, Inc., a leading global manufacturer of niche engineered plastics and masterbatch, were $8.7 million during the first quarter of fiscal 20

13. The Europe, Middle East and Africa (EMEA) segment experienced a volume increase of 1.5 % related to its custom performance color and masterbatch solutions product families. Incremental net sales from the acquisition of Elian, a leading global producer of highly specialized color masterbatch, were $9.6 million during the first quarter of fiscal 2013. Foreign currency translation negatively impacted EMEA's net sales by $16.5 million. The Company's Asia Pacific (APAC) segment reported increased volume of 3.5% primarily in its engineered plastics and specialty powders product families.

“We are very encouraged to see modest volume growth in all regions. Excluding acquisitions and foreign currency impact, volume increased 3% and we saw a sales improvement of 4%,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “Our acquisition strategy continues to position us to better serve customers with our broad array of product offerings. I am proud that we continue to perform well despite a difficult global competitive environment. I'm confident that our skilled team can mitigate tough headwinds and continue to advance our strategy over the course of the fiscal year.”

Summary of First-Quarter Results

(In Millions, Except Operating Income per lb.)	Q1 FY13	Q1 FY12	$ Change	% Change
Operating Income	$17.6	$18.8	$(1.2)	(7)%
Adjusted Operating Income*	$21.1	$22.3	$(1.2)	(6)%
Adjusted Operating Income per lb.*	$0.044	$0.049	$(0.005)	(10)%

*The Company provides adjusted operating results exclusive of certain items such as costs related to acquisitions, restructuring-related expenses and asset write-downs, which are considered relevant to aid analysis and understanding of the Company's results and business trends. Adjusted operating income is a non-GAAP measure, see note later in release about the use of non-GAAP financial measures.

Fiscal 2013 first-quarter gross profit, excluding certain items, was $71.3 million compared with $69.5 million for the same period last year. Excluding the foreign currency impact, total gross profit increased by $3.9 million. The Company's two acquisitions in fiscal 2012 contributed approximately $3.1 million of incremental gross profit in the first quarter of fiscal 2013. Additionally, the Company continues to benefit from prior restructuring initiatives and ongoing efforts to control costs.
The Company's selling, general and administrative (SG&A) expenses, excluding certain items, increased $3.0 million compared with the same period in the prior year. Excluding the impact of foreign currency, SG&A expenses increased by $4.4 million. The Company's two acquisitions in fiscal 2012 added approximately $2.1 million of incremental SG&A expenses during the quarter. The remaining increase of approximately $2.3 million was attributable to the Company's support of various strategic initiatives that collectively added approximately $0.6 million of incremental expenses in the first quarter of fiscal 2013, as well as increases in incentive compensation and bad debt expense of $1.2 million and $0.5 million, respectively.

Operating income for the quarter, excluding certain items, was $21.1 million, a decrease of $1.2 million compared with last year. Foreign currency translation negatively impacted operating income by $0.7 million.

Working Capital/Cash Flow From Operations
Working capital increased to 61 days at the end of the fiscal 2013 first quarter, from 57 days at the end of fiscal 2012, and decreased from 71 days at the end of the first quarter of fiscal 2012. The increase from 2012 fiscal year-end was to support the increased volume during the quarter.

For the three months ended November 30, 2012, net cash provided from operations was $10.3 million and net cash used in operations was $21.3 million for the three months ended November 30, 2011. The $31.6 million improvement in cash provided by operations was primarily due to improved working capital management, mostly in the area of accounts payable, for the three months ended November 30, 2012, compared with the prior year.
The Company's cash and cash equivalents decreased $16.9 million from August 31, 2012. This decrease was driven primarily by the acquisition of ECM Plastics, Inc. for $36.4 million in cash consideration, capital expenditures of $4.8 million, and dividend payments of $5.8 million. Combined, these three uses of cash and cash equivalents totaled $47.0 million, and were partially offset by the improved net cash provided from operations, borrowings on the Company's revolving credit facilities of $9.1 million and proceeds of $7.7 million primarily related to the sale of the Company's Bellevue, Ohio facility.

Business Outlook
“We will continue to support value-added strategic initiatives to bolster long-term earnings growth while aggressively pursuing acquisitions that enhance our core offerings and technical capabilities and contribute to our profitability,” Gingo said. “As we have done in the past, we will continue to monitor trends and refine our operations as needed. Because of our proven track record of executing our strategy, we are reiterating our expectations for fiscal 2013 full-year net income guidance to be in the range of $2.14 to $2.19 per diluted share.”

Conference Call on the Web
A live Internet broadcast of A. Schulman's conference call regarding fiscal 2013 first-quarter earnings can be accessed at 10:00 a.m. Eastern Time on Friday, January 4, 2013, on the Company's website, www.aschulman.com. An archived replay of the call will also be available on the website.

Investor Presentation Materials
Senior executives of the Company may participate in meetings with analysts and investors throughout the remainder of this fiscal year. The Company has posted presentation materials, portions of which may be used during such meetings, in the Investors section of its website at www.aschulman.com. The presentation will remain on the website as long as it is in use.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports & leisure, custom services and others. The Company employs approximately 3,300 people and has 34 manufacturing facilities globally. A. Schulman reported net sales of $2.1 billion for the fiscal year ended August 31, 2012. Additional information about A. Schulman can be found at www.aschulman.com.

Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include: net income excluding certain items and net income per diluted share excluding certain items. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are net income and net income per diluted share. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company's future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company's major product markets or countries where the Company has operations;

•	the effectiveness of the Company's efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company's products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company's performance are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2012. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.

SHLM_ALL

Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended November 30,
	2012	2011
	Unaudited (In thousands, except per share data)
Net sales	$540,552	$517,289
Cost of sales	469,705	447,793
Selling, general and administrative expenses	50,503	47,415
Restructuring expense	1,937	3,244
Asset impairment	498	—
Curtailment (gain) loss	333	—
Operating income	17,576	18,837
Interest expense	1,779	2,126
Interest income	(208)	(232)
Foreign currency transaction (gains) losses	558	499
Other (income) expense, net	(135)	(170)
Income before taxes	15,582	16,614
Provision (benefit) for U.S. and foreign income taxes	3,437	2,651
Net income	12,145	13,963
Noncontrolling interests	(366)	(381)
Net income attributable to A. Schulman, Inc.	$11,779	$13,582
Weighted-average number of shares outstanding:
Basic	29,217	29,418
Diluted	29,412	29,514
Earnings per share of common stock attributable to A. Schulman, Inc.:
Basic	$0.40	$0.46
Diluted	$0.40	$0.46
Cash dividends per common share	$0.195	$0.170

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	November 30, 2012	August 31, 2012
	Unaudited (In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$107,142	$124,031
Accounts receivable, less allowance for doubtful accounts of $9,819 at November 30, 2012 and $9,190 at August 31, 2012	323,401	304,698
Inventories, average cost or market, whichever is lower	276,248	247,222
Prepaid expenses and other current assets	37,302	32,403
Total current assets	744,093	708,354
Property, plant and equipment, at cost:
Land and improvements	28,459	28,739
Buildings and leasehold improvements	150,335	156,951
Machinery and equipment	342,296	363,811
Furniture and fixtures	39,477	39,404
Construction in progress	16,247	14,320
Gross property, plant and equipment	576,814	603,225
Accumulated depreciation and investment grants of $554 at November 30, 2012 and $579 at August 31, 2012	352,456	377,349
Net property, plant and equipment	224,358	225,876
Other assets:
Deferred charges and other noncurrent assets	42,278	41,146
Goodwill	138,990	128,353
Intangible assets, net	102,505	90,038
Total other assets	283,773	259,537
Total assets	$1,252,224	$1,193,767
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$268,174	$248,069
U.S. and foreign income taxes payable	4,703	4,268
Accrued payroll, taxes and related benefits	38,800	42,275
Other accrued liabilities	46,842	37,282
Short-term debt	37,806	35,411
Total current liabilities	396,325	367,305
Long-term debt	185,376	174,466
Pension plans	95,936	92,581
Other long-term liabilities	28,257	29,324
Deferred income taxes	22,352	22,402
Total liabilities	728,246	686,078
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000 shares, issued - 47,974 shares at November 30, 2012 and 47,958 shares at August 31, 2012	47,974	47,958
Additional paid-in capital	260,279	259,253
Accumulated other comprehensive income (loss)	3,367	(5,921)
Retained earnings	577,203	571,205
Treasury stock, at cost, 18,664 shares at November 30, 2012 and 18,649 shares at August 31, 2012	(371,463)	(371,099)
Total A. Schulman, Inc.’s stockholders’ equity	517,360	501,396
Noncontrolling interests	6,618	6,293
Total equity	523,978	507,689
Total liabilities and equity	$1,252,224	$1,193,767

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended November 30,
	2012	2011
	Unaudited (In thousands)
Operating:
Net income	$12,145	$13,963
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation	7,485	7,188
Amortization	2,871	1,876
Deferred tax provision	(1,502)	(2,790)
Pension, postretirement benefits and other deferred compensation	2,068	1,547
Net (gains) losses on asset sales	—	(29)
Asset impairment	498	—
Curtailment (gain) loss	333	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(6,133)	15,731
Inventories	(18,803)	(24,349)
Accounts payable	11,615	(30,888)
Income taxes	1,700	(4,240)
Accrued payroll and other accrued liabilities	3,515	2,086
Other assets and long-term liabilities	(5,449)	(1,360)
Net cash provided from (used in) operating activities	10,343	(21,265)
Investing:
Expenditures for property, plant and equipment	(4,811)	(9,072)
Proceeds from the sale of assets	7,689	724
Business acquisitions, net of cash acquired	(36,360)	—
Net cash provided from (used in) investing activities	(33,482)	(8,348)
Financing:
Cash dividends paid	(5,781)	(5,061)
Increase (decrease) in notes payable	2,397	(1,553)
Borrowings on revolving credit facilities	44,900	40,750
Repayments on revolving credit facilities	(35,800)	(28,000)
Borrowings on long-term debt	146	—
Repayments on long-term debt	(9)	(4)
Issuances of stock, common and treasury	432	225
Purchases of treasury stock	(479)	(21,474)
Net cash provided from (used in) financing activities	5,806	(15,117)
Effect of exchange rate changes on cash	444	(5,342)
Net increase (decrease) in cash and cash equivalents	(16,889)	(50,072)
Cash and cash equivalents at beginning of period	124,031	155,753
Cash and cash equivalents at end of period	$107,142	$105,681

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited
(In thousands, except per share data)

	Three months ended November 30,
	2012	2011
	(In thousands, except per share data)
Net income attributable to A. Schulman, Inc.:
GAAP, as reported	$11,779	$13,582
Certain items, net of tax:
Asset write-downs (1)	626	—
Costs related to acquisitions (2)	312	190
Restructuring related (3)	1,762	2,280
Inventory step-up (4)	138	—
Tax benefits (charges) (5)	—	(747)
Non-GAAP	$14,617	$15,305

Non-GAAP diluted EPS	$0.50	$0.52

Weighted-average number of shares outstanding -diluted	29,412	29,514

1 - Asset write-downs primarily relate to asset impairments and accelerated depreciation.
2 - Costs related to acquisitions include those costs incurred to pursue intended targets.
3 - Restructuring related costs include items such as employee severance charges, lease termination charges, curtailment gains/losses and other employee termination costs.
4 - Inventory step-up costs include the adjustment for fair value of inventory acquired as a result of acquisition purchase accounting.
5 - Tax benefits (charges) include the effect of the adjustment to the Italian valuation allowance in fiscal 2012 and the realization of certain deferred tax assets in fiscal 2011 as a result of the 2010 ICO, Inc. acquisition.

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three months ended November 30,
	2012	2011
	Unaudited (In thousands, except for %'s)
Pounds sold to unaffiliated customers
EMEA	290,607	286,297
Americas	159,836	140,501
APAC	30,520	29,484
Total pounds sold to unaffiliated customers	480,963	456,282

Net sales to unaffiliated customers
EMEA	$351,488	$352,891
Americas	149,574	127,980
APAC	39,490	36,418
Total net sales to unaffiliated customers	$540,552	$517,289

Segment gross profit
EMEA	$44,060	$44,238
Americas	20,991	19,879
APAC	6,212	5,379
Total segment gross profit	71,263	69,496
Inventory step-up	(138)	—
Accelerated depreciation	(278)	—
Total gross profit	$70,847	$69,496

Segment operating income
EMEA	$16,145	$19,235
Americas	7,792	6,111
APAC	3,082	2,533
Total segment operating income	27,019	27,879
Corporate and other	(5,947)	(5,580)
Costs related to acquisitions	(312)	(218)
Restructuring related	(1,937)	(3,244)
Accelerated depreciation	(278)	—
Asset impairment	(498)	—
Curtailment gain (loss)	(333)	—
Inventory step-up	(138)	—
Operating income	17,576	18,837
Interest expense, net	(1,571)	(1,894)
Foreign currency transaction gains (losses)	(558)	(499)
Other income (expense), net	135	170
Income before taxes	$15,582	$16,614

Capacity Utilization
EMEA	81%	83%
Americas	66%	63%
APAC	78%	86%
Worldwide	74%	74%